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                                                                      EXHIBIT 23



The Board of Directors
The Home Depot, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 333-72016, 333-62318, 333-62316, 333-56724, 333-56722, 333-91943, 333-38946,
333-85759, 333-61733, 333-56207, 33-46476, 33-22531, 33-22299, 033-58807,
333-16695, 333-01385) on Form S-8 and (Nos. 333-81485, 333-03497) on Form S-3 of
The Home Depot, Inc. of our report dated February 24, 2003, relating to the consolidated balance sheets of The Home Depot, Inc. and subsidiaries as of February 2, 2003 and February 3, 2002, and the related consolidated statements of earnings, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended February 2, 2003, which report is incorporated by reference in the February 2, 2003 Annual Report on Form 10-K of The Home Depot, Inc.



/s/ KPMG LLP
Atlanta, Georgia
April 18, 2003